Merchandise License Agreement

"Licensor"              Mainframe Entertainment
                        2025 West Broadway, Suite 500
                        Vancouver, BC
                        Canada, V6J 1Z6
                        Attention: Helen Chapman
                 Phone: (604) 714-2600   Fax: (604) 714-2641

 "Agent for Licensor"   American Champion Marketing Group, Inc.
                        1694 The Alameda, Suite #100
                        San Jose, CA  95126
                        Contact:  Joy Tashjian
                 Phone: (408) 288-8199   Fax: (408) 288-8098

"Licensee":             Romar International
                        112 West 34th Street, Suit 903
                        New York, NY 10120
                        Contact:        David Steinberg, Joanne Romeo
                 Phone: (212) 736-9555    Fax: (212) 967-4819


"Effective Date" of the Agreement is upon signing.

"Properties" are the following Characters or other trademarks: ReBoot
and all related characters seen in the ReBoot     television program.

"Products" that Licensee is authorized to produce is accessories in the following categories: backpacks, belt bags, coin purses, duffle bags, hand bags, lunch boxes, messenger bags, plush backpacks, roll bags, slings, totes and wallets. Caps/hats in the following categories: basic, crusher, screen printed, solid and sunglasses. Cold weather apparel in the following categories: hats, headbands, gloves, mittens and scarves. Luggage in the following categories: rollers and suitcases. Additional accessories in the following categories: belts, toe socks, umbrellas

"Trademarks" being licensed to Licensee are ReBoot and all related characters.

"Territory" where Licensee can sell products is The United States it's possessions and territories and Canada.

"Distribution" is department stores, mid-tier retailers, mass merchants and specialty sores.

 " Advance Royalty" is $2,500 (Two Thousand Five Dollars) due upon signing

"Earned Royalty" is 7% of net sales (including sales made FOB shipping point outside territory). After the $10,000 (Ten Thousand Dollar) guarantee is met the royalty rate will be 8% (including sales made FOB shipping point outside territory).

"Guaranteed Royalty" is $10,000 (Ten Thousand Dollars).

"Scope" is exclusive with the exception of caps/hats which shall be non-exclusive

"Initial Sale Date" is January 1, 2001.

"Term" of this agreement is from the Effective Date until December 31, 2003.

All products and Advertising materials will bear this notice in complete form:

ReBoot  r & c (year) Mainframe Entertainment, Inc. All Rights Reserved





LICENSING AGREEMENT

        This Licensing Agreement (this "Agreement") is made and entered into as of this 19th day of May, 2000 by and between Maineframe Entertainment Inc. a Canadian Corporation with offices at 2025 West Broadway, Suite 500, Vancouver, British Columbia, Canada V6J-1Z6 (Licensor) and American Champion Media Inc., a corporation duly organized and existing under the laws of the State of Delaware, located at 1694 The Alameda, Suite 100, San Jose, California 95126 ("Agent for Licensor") and Romar International a corporation duly organized and existing under the laws of the state of New Jersey located at 112 West 34th Street, Suite 903, New York, NY 10120.

        The Licensor is the owner of and/or has the exclusive right to license the ReBoot character and all related characters included in the television program entitled " ReBoot" (collectively the "Characters") and all the names, symbols, likeness, designs and other indicia comprised in or associated with the Characters, and all copyrights, including all derivative works, and trademarks which exist in the Characters and the names and likeness of the characters ("Properties"); in the Territory.

        The Licensor desires to grant and the Licensee desires to obtain a license to manufacture and sell certain Products using or based upon the Properties;

        In consideration of the mutual covenants contained herein the parties agree as follows.

1.    License To Use Properties.

(a) Grant of License. Licensor grants to Licensee a non-transferable, license to use the Properties in connection with the development, manufacture, marketing, distribution and sale of the
Products in the Territory and to manufacture   the Products using all
present and future Characters and Properties, and the exclusive right during the Term to distribute and sell such Products through the Distribution Channels throughout the Territory. Except for the specific rights, which are granted to Licensee under this Agreement, all rights in and to the Properties are retained by Licensor. Except to the extent set forth in paragraph 10(a) below, Licensee shall not have the right to sublicense any of the rights granted to it under this Agreement.

        (b) Use of Licensed Properties. The Licensee will: (i) use the Properties only on Products and Advertising Materials, as defined below; (ii) package and sell Products only in packaging approved by Licensor, said approval not to be unreasonably refused; (iii) refrain from use of the Properties except under the terms of this Agreement;
(iv) notify Licensor in writing of any conflicting uses, applications for registration or registrations of the properties or marks similar thereto of which it has knowledge; (v) execute any documentation as may be reasonably requested by Licensor relating to the Properties;
(vi) indicate on the Products and/or their labeling or packaging that the Products are manufactured by Licensee, or a manufacturer as described in paragraph 10(a), and that such manufacture is pursuant to license from Licensor; and (vii) comply with all of Licensor's reasonable instructions relating to the use and display of the properties.

        (c) Restriction on Use of Properties. The Properties, either in whole or in part, will not be shown endorsing the Licensee or products (including the Products) or services of Licensee or others, without the prior written approval of Licensor. None of the Properties shall be combined in any Products or Advertising materials with any other characters or persons.

        (d) Method of Sale. Licensee agrees that the products will be sold at a competitive price that does not exceed the price customarily charged the trade by Licensee. License agrees to offer a warranty to purchasers of the Products substantially similar to that offered for products competitive with Products, and in no event shorter or less comprehensive than the warranty offered by Licensee for other similar items produced by it.




2.    Product Quality.

        (a) Quality Standards. Licensee therefore agrees that prior to the release of any Product, it will submit (3) samples of the Product to Licensor for approval, as provided in Section 3. Once Licensor's approval has been obtained, Licensee agrees that it will not deviate in a material manner from the approved samples. Failure by Licensee to materially conform its Products to the approved samples will be considered a breach of this Agreement and upon notice of such, Licensee agrees that it will immediately stop the manufacture, distribution and sale of the nonconforming Products.

        (b) Provision of Samples. Licensee will furnish free of charge to Licensor twenty-four (24) samples of each Product. Upon written request, Licensor may annually request an additional twelve (12) samples of each Product.

        (c) Inspections. Upon reasonable notice from Licensor but no more often than once a year, Licensee shall permit representatives of Licensor to enter Licensee's premises and plant(s) during normal business hours for the purpose of inspecting Licensee's plant(s), equipment, records, operation and supplies which relate to the manufacture, distribution and sale of the Products.

        (d) Product Warranty. Licensee represents and warrants that the Products will be of good quality in design, material and workmanship and will be suitable for their intended purpose; that no injuries, deleterious, or toxic substances will be used in or on the Products; that the Products will not cause harm when used in a foreseeable manner; and that Licensee will, at its own expense, comply with all laws and regulations, including those relating to the operation of Licensee's plants, the manufacture, sale and distribution of the Products, including the labeling thereof and including safety standards and testing of the Products, as may be required by applicable law.

3.    Approval Procedures.

        (a) Approval of Products. Prior to producing Product for sale, Licensee will submit to Agent for its review and written approval, three (3) identical production samples of the Product, and the address of the production facilities where the Product will be produced.

        (b) Approval of Advertising Materials. With respect to all advertising and promotional materials and all packaging wrapping, and labeling materials for the Products (including, but not limited to, catalogs, sales shoots, package inserts, hang tags, and displays) which make any use of or reference to the Properties ("Advertising Materials"), Licensee will submit three (3) prior to the final printed samples of the Advertising Materials where feasible (as for example, in the case of labels, hang tags, printed brochures, catalogs, and the like) to Licensor for its review and written approval.

        (c) Approval Standards. Licensor shall have the right, acting reasonably, to approve or disapprove any Products or Advertising
Materials.

        (d) Time for Approval. Licensor agrees to inform Licensee of its approval or refusal of each Product, Advertising Material or other item within fifteen (15) business days of receipt of same. Any refusal must be accompanied by clear and specific written explanations as to the corrective measures that Licensor reasonably requires for Licensor to subsequently approve the relevant item. In the event that Licensor does not inform Licensee of its refusal or does not provide such written explanations within such fifteen (15) business day period, Licensor shall be deemed to have not approved that particular item. However, after such fifteen (15) business day period, Licensee will implement corrective measures requested by Licensor provided that Licensee is able to effect such corrective measures without delaying development of any of the items

        (e) Artwork for Properties. If Licensee requests Licensor to furnish it with any artwork or copies of material relating to the Properties, Licensee agrees to reimburse Licensor for its costs of supplying such materials to Licensee, to the extent Licensor is able to furnish such materials.

        (f) Translations. All translations of written material used on or in connection with the Products or Advertising Materials shall be accurate.



4.    Sale of Products.

        (a) Exploitation of Rights. Licensee agrees that during this Agreement, it will diligently and continuously distribute, ship and sell all of the Products in the Territory and that it will use its best efforts to manufacture the Products in sufficient quantities to meet the reasonably anticipated demand in the Territory.Licensee agrees to use commercially reasonable efforts to promote and sell the Products..

        (b) Sale to Licensor. Licensee agrees to sell to Licensor, on request Product at Licensee's cost for such Product. No royalties will be due on sales to Licensor and the Licensor shall not be entitled to resell any such Products.

5.  Protection of the Properties.

        (a) Registrations. Licensor shall have the right, in its sole discretion, to file trademark, design, patent or other applications in the Territory, relating to the use or proposed use by Licensee of any of the Properties and/or to record this Agreement. Such filings will be made in the name of the Licensor or in the name of any third party selected by Licensor, provided any dealings with the Properties by Licensor or third parties does not in any way diminish the rights herein granted to the Licensee.

        (b) Trademark Use For Licensor's Benefit. All uses of the names, symbols, designs and other works comprised in Properties ("Trademarks") by Licensee shall inure to the benefit of the Licensor, which shall own all trademarks and trademark rights and all copyrights created by such uses. To the extent Licensee acquires any rights to any of the Copyrights and Trademarks, Licensee hereby assigns and transfers to Licensor and agrees to execute any documentation relating to such assignment.

        (c) Other Uses of Trademarks. Licensee shall not use any of the Trademarks in combination with any other trademark, word, symbol, letter, or design, or as part of its company name or in connection with any product other than the Products. Further, Licensee agrees not to adopt any trademark, trade name, design, logo or symbol which, in Licensor's opinion, is similar to or likely to be confused with any of the Trademarks. Licensee shall be entitled to use its trademarks and shall be entitled to permit its authorized subcontractors' to use their trademarks on the Products and on their various related packaging, promotional and advertising materials, subject to reasonable approval of the Licensor.

        (d) Copyright Protection. Licensee recognizes the importance to Licensor of preserving copyright protection and registrations therefor on the Properties and all works relating to the Properties, including new works and derivative works ("Copyrights"), and the importance of securing copyright protection for the products and Advertising Materials which constitute "new works" or derivative works" for copyright law purposes, and for all reproductions of the Properties which appear on the Products or in the Advertising Materials. Therefore, Licensee's license to manufacture, distribute and sell products and to display Advertising Materials is expressly conditioned upon Licensee's agreeing to place a copyright notice(s) in the name(s) specified by Licensor on all Products and Advertising Materials. Licensee agrees that it will not affix to the Products or the Advertising Materials any other copyright notice in its name or the name of any other person, firm, or corporation, except as may be reasonable approved by Licensor. Licensee acknowledges that proper copyright notices must be permanently affixed to all products and Advertising Materials and to any portions of products or Advertising Materials intended to be used separately by the ultimate purchaser or user. Such notices will be sufficient in size, legibility, form, location, and permanency to comply with both the United States copyright laws and also the copyright notice requirements of the Universal Copyright Convention.

        (e)  Assignment by Licensee   The Licensee hereby sells,
assigns, and transfers to Licensor its entire worldwide right, title, and interest in and to all "new works", derivative and/or "joint works" heretofore or hereafter created using all or any portion of the Properties including, but not limited to the Copyrights and renewal copyrights thereon. If parties who are not employees of Licensee living in the United States make or have made any contribution to the creation of a work, so that such parties might be deemed to be "authors" as that term us used in present or future United States copyright statutes, Licensee agrees to obtain from such parties a full assignment of rights so that the foregoing assignment by Licensee shall vest in Licensor full rights in the work, free of any claims, interests, or rights of other parties. Licensee will not permit any of its employees to obtain or reserve any rights as "authors" of such works and agrees to furnish Licensor with full information concerning the creation of new works and/or derivative works and with copies of assignments of rights obtained from other parties, and to execute, without charge, any documents requested by Licensor for such purposes.

        (f) Notices. The Licensee agrees to affix or to cause its authorized manufacturing sources to affix to both the Products and Advertising Materials notices in the format shown on Page 1 or as otherwise reasonably requested by Licensor in relation to Licensor's trademark, copyright, patent or other protection. The Licensee agrees that it will not distribute or sell, not authorize others to distribute or sell, any Products or Advertising Materials which do not carry copyright and other notices meeting the requirements of this section.

        (g) Acknowledgement of Validity. Subject to the rights granted to the Licensee pursuant to this Agreement, Licensee shall not, directly or indirectly, in any way dispute or impugn the validity of the Trademarks, Copyrights or Properties, or Licensor's sole ownership and right to use and control the use of the Trademarks, Copyrights and Properties during the term of this Agreement and thereafter. Licensee will not do or knowingly permit to be done and action or thing which will in any way impair Licensor's rights in and to the Trademarks, Copyrights and Properties.

6.  Infringements.

        (a) Infringement by Third Parties. When Licensee learns that a party is making unauthorized use of the rights granted to the Licensee hereunder, Licensee agrees promptly to give Licensor written notice containing full information of which it is aware with respect to the actions of such party. Licensor shall immediately take all actions which are necessary to defend and assert the rights granted to the Licensee hereunder. If Licensor fails to take the required actions, Licensee shall be entitled but not obligated to take such actions and all costs and expenses involved in same shall be borne by Licensor and may be set off against payments owed to Licensor. Licensee agrees to cooperate with Licensor, at Licensor's expense, in connection with any action taken by Licensor to terminate infringements.

(b) Claims. If a claim is made or suit is brought against Licensor or Licensee by a party asserting rights in the Properties, or names or designs similar thereto, or if either party hereto learns that another party has or claims rights which would or might conflict with the proposed or actual use of some or all of the Properties by Licensee, Licensee agrees either to make responsible modifications in its use of the Properties as requested by Licensor, or to discontinue the us eof the allegedly infringing part of the Properties in the country of the Territory in question on the particular Products which are involved, if Licensor, in its sole discretion, considers such action necessary or desirable to resolve or settle the claim or suit to eliminate or reduce the threat of a claim or suit by such party.
In no event shall Licensee have the right to acknowledge the validity of such a claim, to obtain or seek a license from such party, or to take any other action which might impair the ability of Licensor to contest the claim. Licensor shall have the right to participate fully at its own expense in the defense of any claim or suit instituted against Licensee with respect to the use of the Properties by Licensee.






7.  Indemnifications.

        (a) Licensee's Indemnification. Licensee agrees to indemnify and hold Licensor harmless, from any and all claims, liabilities, judgements, penalties, losses, costs, damages, and expenses resulting therefrom excluding lost profits, made, claimed or obtained by third parties and arising out of (ii) the warranted exercise by Licensor of its termination rights in Section 10. (b) against third parties appointed by Licensee to manufacture or distribute the Products; and
(iii) Licensee's material failure to comply with the material terms hereof. Claims based upon the use of the Properties by Licensee in manner which had been previously approved by Licensor or which is in material compliance with the terms of this Agreement are expressly excluded from Licensee's indemnity of Licensor.

        (b) Licensor's Indemnification. Licensor agrees to indemnify and hold Licensee harmless from any and all claims, liabilities, judgements, penalties, losses, costs, damages, and expenses resulting therefrom excluding lost profits, incurred by Licensee or made by third parties asserting rights in the Properties as used on Products, when use of the Properties by Licensee has been in strict accordance with the terms of this Agreement.

        (c) Claims Procedures. With respect to the forgoing indemnifications; (i) each party agrees promptly to notify and keep the other fully advised with respect to such claims and the progress suits in which the other party is not participating; (ii) each party shall have the right to assume, at its sole expense, in any suit instituted against it and to approve any attorney's selected by the other party to defend it, which approval shall not be unreasonably withheld or delayed; and (iv) a party assuming the defense of a claim or suit against the other party shall not settle such a claim or suit without the prior or written approval of the other party, which shall not be unreasonably withheld.

8.  Insurance.

        (a) Insurance Required. The Licensee agrees during the term hereof and for as long as Products are sold by Licensee to end users or to intermediaries for sale to end users, to obtain and maintain at its own cost from an insurance company acceptable to Licensor, standard Product Liability Insurance, Contractual Liability and Advertising Insurance, the form of which must be acceptable to Licensor, naming Licensor, its subsidiaries and affiliates, and their directors, officers, agents, employees, assignees, and successors as additional named insureds.

        (b) Products Liability Insurance. Licensee's product and contractual liability insurance policy shall provide coverage for any and all losses, expenses, claims, demands, causes of action and settlements, including attorney's fees, allegedly arising out of any contractual liability or any defects in the Products or any material used in connection therewith, their failure to perform, or any use thereof. The amount of coverage shall be a minimum of $1,000,000 combined single limit with no deductible amount, for each single occurrence for bodily injury and/or for property damage or contractual liability.

        (c) Certificate of Insurance. Within thirty (30) days after the execution of this Agreement, Licensee will provide a certificate to Licensor issued by Licensee's carrier confirming that such policy has been issued and is in full force and effect and provides coverage as required by this Section 8., and also confirming that before any cancellation, modification, or reduction in coverage of such policy, the insurance company will give Licensor thirty (30) days prior written notice thereof. The policy (s) will include a provision that it will be deemed primary insurance and any insurance obtained by Licensor will be excess insurance. In no event will Licensee manufacture, offer for sale, sell, advertise, promote, ship and/or distribute Products prior to the receipt by Licensor of such evidence of insurance.

9.  Royalties.

        (a) Guaranteed and Advance Royalties. Licensee agrees to pay Licensor a Guaranteed Royalty (as described in Section 1 of Schedule A attached hereto), and on execution of this Agreement to pay Licensor the nonrefundable Advances (as described in Section 2 of Schedule A attached hereto) which shall be recouped against royalties. No portion of the Advance or Guaranteed Royalty will be refundable to Licensee on termination or expiration of this Agreement.

(b) Earned Royalty. Licensee agrees to pay Licensor the Earned Royalty of eight percent (7%) on Net Revenues of the Products. until
Guarantee is met, thereafter eight (8%) percecent.   "Net Revenues" as
used herein shall mean the total revenue actually received by Licensee from sales of the Product itself. Royalties will nor be paid on any taxes.

Licensee's total invoice price less actual returns, up to a maximum of ten (10%) of the Net Revenues being reported. Whenever Products are transferred in whole or in part in transactions in which some or all of the consideration is non-monetary, or where the transferee is affiliated with: Licensee, the transferee shall be deemed to be made at the fair market price for the distribution channel during the quarter in which the shipments to such persons are made.

        (c) Reports. Licensee shall pay the advances in the amounts and on the dates and upon the terms and conditions specified in Section 2 of Schedule A. Licensee shall account to Licensor with regard to royalties due within thirty (30) days following the conclusion of each calendar quarter in which the Product is distributed. Each such accounting ("Statement(s)") shall contain the appropriate calculations relating to the computation of payments payable to Licensor under this Agreement and such payments shall be remitted and paid to Licensor with the particular Statement indicating such amount due. All Statements hereunder shall be deemed rendered when deposited, postage prepaid, in the United States mail, addressed to Licensor Attention
Joy Tashjian at American Champion Entertainment, Inc.. Each Statement and all items contained therein shall be deemed correct and shall be conclusive and binding upon Licensor upon the expiration of one year
(1) year from the date rendered, unless, within such one (1) year period, Licensor delivers written notice to Licensee objecting to one or more items of such Statement and such notice specifies in reasonable detail the items to which Licensor objects and the nature of and reason for Licensor 's objection thereto. In such event
Licensor may exercise its audit rights under this Section, provided said audit commences within three (3) months from the date Licensee receives written notice objecting to the Statement. Licensee shall keep books of account relating to licensing and distribution of the Products on the same basis and in the same manner and for the same periods as such records are customarily kept by Licensee. Licensor may, upon reasonable notice and at its own expense, audit the applicable records at Licensee's office, in order to verify any Statements rendered hereunder. Any such audit shall be conducted only by a certified public accountant whom is not held on retainer by Licensor nor working on a contingency fee and shall take place only during reasonable business. All of the information contained in Licensee's books and records shall be kept confidential except to the extent necessary to permit enforcement of Licensor 's rights hereunder, and Licensor agrees that such information inspected and/or copied on behalf of Licensor hereunder shall be used only for the purposes of determining the accuracy of the Statements, and shall be revealed only to such employees, agents and/or representatives of Licensor as necessary to verify the accuracy of the Statements except to the extent necessary to permit enforcement of Licensor 's rights hereunder. Licensee shall be furnished with a copy of Licensor 's auditor report within thirty (30) days after the completion of such report. In no event shall an audit with respect to any Statement rendered hereunder commence after one year after the date of the relevant Statement nor shall audits be made hereunder more frequently than one (1) time annually nor shall the records supporting any such Statements be audited more than once. In addition, Licensee shall be responsible for all reasonable documented costs incurred by Licensor to conduct such an examination should an underpayment of ten (10%) percent or greater be discovered. All royalties will be due and payable in US dollars, unless otherwise specified by Licensor.

        (d) Taxes. If any taxes imposed by governments other than the U.S based on funds remitted to Licensor are required to be paid by Licensee on behalf of Licensor and Licensee in fact pays such taxes, Licensee may deduct these from the royalties due, provided that Licensee furnishes Licensor with documentation sufficient to enable Licensor to receive a credit for such taxes from the U.S government and that Licensor is able to claim the benefit of such credit.
Licensee agrees to reimburse Licensor for any taxes withheld from royalties for which Licensor does nor receive such a credit.






(e) Retention of Records. Licensee shall keep full and accurate books of account relating to licensing and distribution of the Products on the same basis and in the same manner and for the same periods as such records are customarily kept by Licensee. Licensor may, upon reasonable notice and at its own expense, audit the applicable records at Licensee's office, in order to verify any Statements rendered hereunder. Any such audit shall be conducted only by a certified public accountant whom is not held on retainer by Licensor nor working on a contingency fee and shall take place only during reasonable business. All of the information contained in Licensee's books and records shall be kept confidential except to the extent necessary to permit enforcement of Licensor 's rights hereunder, and Licensor agrees that such information inspected and/or copied on behalf of Licensor hereunder shall be used only for the purposes of determining the accuracy of the Statements, and shall be revealed only to such employees, agents and/or representatives of Licensor as necessary to verify the accuracy of the Statements except to the extent necessary to permit enforcement of Licensor 's rights hereunder. Licensee shall be furnished with a copy of Licensor 's auditor report within thirty (30) days after the completion of such report. In no event shall an audit with respect to any Statement rendered hereunder commence after one year after the date of the relevant Statement nor shall audits be made hereunder more frequently than one (1) time annually nor shall the records supporting any such Statements be audited more than once.

(f) Audits. If any audit of Licensee's books and records reveals that License has failed properly to account and pay royalties owing to Licensor hereunder, and the amount of any royalties which Licensee has failed properly to account for and pay for any quarterly accounting period exceeds, by ten percent (10%) or more, the royalties actually accounted for and paid to Licensor for such period, Licensee shall, in addition to paying Licensor such past due royalties, reimburse Licensor for its reasonable documented costs incurred in conducting the audit, together with interest on the overdue royalty amount at an annual rate of two percent (2%) over the prevailing prime interest rate fixed and published by The First National Bank of Chicago, Illinois in effect as of the date on which such overdue royalty amount should have been paid to Licensor.


10.  Agreements with Manufactures and Distributors.

        (a) Manufacturers and Distributors. Licensee shall have the right to arrange with others to manufacture the Products or components thereof for the exclusive sale, use, and distribution by Licensee, or to serve as a distributor, localizer, translator promoter or sales representative for the Products. Licensee agrees to enter into written agreements with all manufactures and distributors and agrees to incorporate into such written agreements all of the provisions contained herein which relate to the production, distribution and sale of the Products or are otherwise relevant to the third party's performance as distributor or manufacturer, including an express agreement by the parties that Licensor is a third party beneficiary of the agreement. Licensee further agrees, upon request, to furnish Licensor within thirty (30) days of execution, copies of all agreements with such manufactures and distributors.

        (b) Enforcement of Agreements. Licensee agrees strictly to enforce its manufactures and distributors all of the provisions in such agreements which protect Licensor's rights, to advise Licensor of any material violations thereof which may have a detrimental effect on the Licensor's rights to the Properties and of corrective actions taken by the Licensee and the results thereof, and, at the request of Licensor, to terminate such agreements if any manufacturer or distributor is in material violation of any provisions identical or similar to the obligations undertaken by Licensee herein.

11.  Term and Termination.

        (a) Term. Except as otherwise provided herein, the term of this Agreement shall be the Term set forth in Section 3 of Schedule A of this Agreement (the "Term"). Failure to comply with the terms set forth in schedule A will result in Licensor's immediate termination of this Agreement.

(b) Termination on Forty Five Days Notice. If Licensee breaches any of the terms of this Agreement other than those specified in (a) above, and fails to cure the breach within forty-five (45) days after receiving written notice thereof or fails to undertake, within such forty-five (45) day period, the necessary steps so that the breach may be cured within a reasonable time, this Agreement will terminate at the end of the relevant forty-five (45) day notice period.
(c) Bankruptcy or Insolvency. Licensor may terminate this Agreement if: (i) Licensee becomes insolvent, or a petition in bankruptcy or for reorganization is filed by or against it, or any insolvency proceedings are instituted by or against it, which petition or proceedings are not contested in good faith by Licensee or (ii) Licensee makes an assignment for the benefit of its creditors, is placed in the hands of a receiver, or liquidates its business. If Licensor terminates this Agreement under any of the foregoing provisions, the Licensee, its receivers, trustees, or other representatives shall have no right to sell, exploit, or in any way deal with the Products, Properties or the Advertising Materials, except with the express written consent of Licensor.

        (d) Effect of Termination. Termination of this Agreement shall be without prejudice to any rights or claims which Licensor or Licensee, as the case may be, may otherwise have against the other.
Upon termination of this Agreement, notwithstanding anything to the contrary herein, all royalties on sales thereto made shall become immediately due and payable to Licensor, including the Guaranteed
Royalty set forth in Schedule A

        (e) Discontinuance of Use of Trademarks. Subject to the provisions of subsection 11. (g), upon the expiration or termination of this Agreement, Licensee agrees immediately to discontinue manufacturing selling, advertising. distributing, and using the Products and Advertising Materials; to turn over to Licensor or to destroy any molds, dies, patterns, or similar items in its possession or under its control from which the Products and Advertising Materials were made, as requested by Licensor, unless it is possible to completely obliterate all references to Licensor and the Properties, and to terminate all agreements with manufactures, distributors, and others which relate to the manufacture, sale, distribution, and use of the Products.

        (f) Disposition of Inventory Upon Expiration. Notwithstanding the provisions of subsection 11.(e), if this Agreement expires in accordance with its terms and is not terminated for a breach by Licensee, Licensee shall have the right to sell Products on hand or in the process of manufacture as of such expiration or termination for a period of one ninety (90) days immediately following expiration, subject to payment of royalties to Licensee on any such sales and compliance with all the terms of this Agreement. The sell-off right granted to Licensee is expressly conditioned on Licensee's providing Licensor with an accurate total of all inventory of Products on hand and on Licensor's having the right to conduct a physical inventory in order to verify such inventory. In the event Licensee fails to provide such inventory to Licensor, and/or refuses to permit Licensor to conduct a physical inventory, the terms of subsection 11. 9f) will control. Upon expiration of the sell-off period, all remaining Products shall upon Licensor's option be sold to Licensor at Licensee's direct cost of manufacture, excluding overhead, or Licensee shall destroy the Products and furnish Licensor with a sworn certificate of destruction.

12.  General Provisions.

(a) No Liability. Neither party will be liable to the other for any loss or injury incurred or damages sustained by the other party due to a failure on the part of a party to perform under this Agreement, except Licensee's failure to make payments to Licensor as provided herein, if such failure to perform is a result of war, not labor strike or lock-out, shortages, fire, flood, wind, storm, Act of God, governmental control or regulation or other similar condition beyond the party's control.

        (b) Representations and Warranties. Licensor warrants and represents that: (i) Licensor has full right and power to enter into this Agreement and to grant the rights set forth herein; (ii) the Characters and Properties and all associated materials will be original or under license by Licensor; (iii) the Characters and Properties and all associated materials will not contain any libelous or otherwise unlawful material or violate any personal, proprietary or contractual right of any person or entity; (iv) all third party tools used to create the Characters and Properties and all associated materials do not infringe on the intellectual property rights of any third parties. Licensee warrants and represents that: (i) Licensee has full right and power to enter into this Agreement; (ii) the packaging and marketing materials will be original or under license by Licensee; (iii) the packaging and marketing materials will not contain any libelous or otherwise unlawful material or violate any personal, proprietary or contractual right of any person or entity; and (v) all third party tools used to create the packaging and marketing materials do not infringe on the intellectual property rights of any third parties.

        (c) Relationship of the Parties. Nothing contained in this Agreement and no action taken by either party to this Agreement will be deemed to constitute any party or any of such party's employees, agents, or representatives to be an employee, agent or representative of any other party or will be deemed to create any partnership, joint venture, association or syndication among or between any of the parties, or will be deemed to confer on any party any express or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of any other.



(d) Final Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties with respect to the matter hereof. Any and all prior agreements or understandings, whether written or oral, with respect to the subject matter of this Agreement are terminated. This Agreement may not be modified or amended except by an instrument in writing specifically referring to this Agreement and executed by the parties hereto.

        (e) No Waiver. No waiver, forbearance or failure by any party of its rig ht to enforce any provision of this Agreement will constitute a waiver or estoppel of such party's right to enforce any other provision of this Agreement or such party's right to enforce such provision in the future.

        (f) Remedies. The right of or to be indemnified and held harmless under Section 7. will not be exclusive, but will be in addition to any and all other rights and remedies to which Licensor may be entitled under this Agreement or otherwise.

        (g) Notice. Any notice or other communication will be and effective only if given in writing, evidenced by a delivery receipt, and personally delivered or sent by facsimile, overnight courier, or mail, postage prepaid to the addresses shown on page 1. Any notice or other communication if given personally will be effective upon the date shown or the delivery if given receipt. Notices directed to Licensor will be given to both Agent and Licensor.

        (h) Assignment. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties hereto Licensee and Licensor may not assign or otherwise transfer by operation of law or otherwise, this Agreement to any entity without the express written consent of the other party, which consent shall not be unreasonably withheld and any attempt to do so will be null and void. Notwithstanding the foregoing, either party may assign this Agreement pursuant to the sale of a significant portion of its assets or undertaking.





(i) Governing Law. This Agreement will be constructed and enforced in accordance with the laws of the State of California, USA. The parties agree that the exclusive jurisdiction and venue of any action between the parties arising out of this relationship, including disputes that may arise following termination of this Agreement, shall be the Superior Court of California for the County of Santa Clara or the United States District court for the Northern District of California and each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for the purpose of such an action.

        (j)  Submission to Jurisdiction.   The Licensee hereby consents
to the jurisdiction of the courts specified above and waives any objection based on improper venue or forum non conveniences to the court of any proceeding in such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail directed to it at the address set forth on page one of the Agreement and that service so made shall be deemed to be completed upon the earlier of actual receipt or three (3) days after the same shall have been sent to Licensee by Licensee's agent as set forth below.

        (k) Captions. The captions in this Agreement are for convenience only and will not be considered a part of or be deemed to affect the construction or interpretation of, any provision of this Agreement.

        (l) Attorney Fees. If Licensor initiates action to collect monies due to Section 9., or to obtain Licensee's compliance with provisions of Section 5., Licensee will pay all of Licensor's costs, including attorney's fees, incurred in relation to such action.




13) RESERVATION OF RIGHTS

(a) The Licensor hereby reserves for itself, without restriction, all rights not specifically granted to the Licensee herein, including but not limited to all rights with respect to the Articles for any and all channels of trade and/or modes of distribution and/or delivery other than those specifically licensed hereunder, including but not limited to premiums, giveaways, direct mail, mail order, electronic shopping, Internet shopping, home television shopping, vending machines, in-theater, promotional arrangements or fan clubs. All rights not specifically granted to Licensee herein are reserved to Licensor without restriction. Without limiting the foregoing, Licensor reserves unto itself and/or its assignees and/or designees the right to manufacture, distribute, offer for sale, sell, advertise, promote, display and otherwise exploit articles similar and/or identical to the Articles for use in connection with premium sales or giveaways, promotional giveaways, in-theater sales and sales outlet immediately adjacent to motion picture theaters, sales at or adjacent to them parks, amusement parks, entertainment centers or other amusement attractions, mail/telephone/Internet order sales, sales through catalogue houses, vending machine sales, home television sales (eg. home shopping clubs), radio sales, electronic shopping sales, sales by or through fan clubs and conventions, sales through home video retail outlets, and/or sales in or in connection with facilities owned, operated and/or controlled by Licensor and its affiliated and/or subsidiary companies.

(b) Licensee agrees to furnish to Licensor, at its best wholesale distributor price, any number of Articles ordered by Licensor for sale in or in connection with any of the foregoing reserved rights.



The parties have agreed to the terms of this license contained above.

Mainframe Entertainment, Inc.                                    Company

By: /s/ Joy Tashjian                         By: /s/ David Steinberg
    President & CEO                              President
    American Champion Marketing Group            Romar International
    Agent for Mainframe Entertainment, Inc.
Date: August 22, 2000                        Date: August 22, 2000